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                                                                    Exhibit 99.1


IMMUNE RESPONSE SHAREHOLDERS APPROVE MERGER INTO OPTICON MEDICAL

         DUBLIN, Ohio, July 28 /PRNewswire/ -- Immune Response, Inc. (OTC Bulletin Board: IMUN) announced today that at a meeting on July 27, its shareholders approved the merger of Immune with and into its wholly-owned subsidiary, Opticon Medical, Inc., a Delaware corporation. The merger became effective upon the filing of certificates of merger with the Secretaries of State of Colorado and Delaware on July 27. The common stock of the Company will now trade on the OTC Bulletin Board under the symbol "OPMI." All outstanding shares of Immune common stock have been automatically converted into the same number of shares of Opticon common stock.

         Following the effectiveness of the merger, shareholders of Opticon elected William J. Post, Ronald E. Eibensteiner, David J. Lundquist, Fouad A. Salama, M. D. and Walter L. Sembrowich, Ph.D. as directors of Opticon, and approved the Company's 2000 Stock Incentive Plan.

         Opticon's President, William Post, stated, "We are pleased that ourshareholders overwhelmingly approved the merger. The merger allows us to consolidate our organization into a single Delaware corporation, resulting in certain operating and cost efficiencies, clarifying our corporate identity, and benefiting both our posture in the medical device industry and our investors. We are also pleased that with the adoption of the Stock Incentive Plan, we will have available equity incentives to attract and retain key members of our management and technical teams."

         Immune Response, Inc., acquired Opticon Medical in February of this year. Opticon is a development stage medical device company focused on the development and marketing of a series of innovative and cost-effective products for use in urology and continence care.

Safe Harbor Statement Under the Private Securities Litigation Reform Act of 1995

         Statements in this news release that relate to other than strictly historical facts, such as statements about the Company's plans and strategies, expectations for future financial performance, new and existing products and technologies, and markets for the Company's products, are forward looking statements. The words "believe," "expect," "anticipate," "estimate," "project," and similar expressions identify forward-looking statements that speak only as of the date hereof. Investors are cautioned that such statements involve risks and uncertainties that could cause actual results to differ materially from historical or anticipated results due to many factors including, but not limited to, the Company's lack of revenues or cash flow from operations, continuing losses and accumulated deficit, future capital needs, uncertainty of capital funding, product development risks, uncertainty of regulatory approval and market acceptance, dependence on a single product, dependence on others for manufacturing, lack of marketing and sales support, competition, and other risks detailed in the Company's most recent Annual Report on Form 10-KSB and other Securities and Exchange Commission filings. The Company undertakes no obligation to publicly update or revise any forward-looking statements.